Exhibit 10.14
Management and
Leasing Agreement
dated as of December 7, 2006
between
AMREIT SSPF BERKELEY, LP,
Owner
and
AMREIT REALTY INVESTMENT CORPORATION,
Manager

Contents

MANAGEMENT AND LEASING AGREEMENT			1

1.	Definitions and Interpretation		1

	1.1.	Interpretation	5
	1.2.	Accounting Terms and Determinations	6

2.	Appointment and General Provisions		6

	2.1.	Appointment	6
	2.2.	Management Duties and Authority	6
	2.3.	Independent Contractor	7
	2.4.	Licenses	7
	2.5.	Cooperation	7
	2.6.	Indemnification	8
	2.7.	Sale and Financing	9
	2.8.	Representatives	9

3.	Management Obligations and Authority		10

	3.1.	Property Management Generally	10
	3.2.	Management Employees	12
	3.3.	Rent Collection and Services with Respect to Leases	13
	3.4.	Services with Respect to Contracts	16
	3.5.	Services with Respect to Legal Requirements and Insurance Requirements	18
	3.6.	Records and Reports	19
	3.7.	Bank Accounts	26
	3.8.	Payment of Expenses and Capital Expenditures	28
	3.9.	Services with Respect to Financing	30
	3.10.	Notification of Sale or Financing Transaction	31
	3.11.	Inspections	31
	3.12.	Limitation of Authority	31

4.	Services with Respect to Property Sales and Post Sale-Closing		31

5.	Insurance		32

	5.1.	Owner’s Insurance	32

	5.2.	Manager’s Insurance	34
	5.3.	Blanket Insurance	35
	5.4.	Policies	35
	5.5.	Payment of Premiums by Owner	36
	5.6.	Claims	36
	5.7.	Subrogation	36

6.	Manager’s Compensation		36

	6.1.	Management Fees	37
	6.2.	Leasing Commissions and Expenses Generally	37
	6.3.	Leasing Commissions on Approved Leases	37
	6.4.	Leasing Commissions on Extensions and Renewals	39
	6.5.	Definition of Base Rent	39
	6.6.	Cooperating Brokers, Finders and Other Persons	40
	6.7.	Leasing Commissions Payable After Termination	41
	6.8.	No Duplication	41
	6.9.	No Other Fees	41

7.	Term		42

	7.1.	Term	42
	7.2.	Extension	42
	7.3.	Termination	42
	7.4.	Determination of Fees	44

8.	Miscellaneous		44

	8.1.	Notices	44
	8.2.	Representations and Warranties of Manager	45
	8.3.	No Partnership, etc	46
	8.4.	Severability	46
	8.5.	Modification	46
	8.6.	Successors and Assigns	46
	8.7.	Limitation of Liability	46
	8.8.	Governing Law/Consent to Jurisdiction/Waiver of Trial by Jury	47
	8.9.	Confidentiality	48
	8.10.	Counterparts	49

8.11.	Exclusive Benefit	49
8.12.	Attorney’s Fees	49
8.13.	Competing Properties	49

Exhibits

Description of the Land	Exhibit A
Intentionally Omitted	Exhibit B
Sample Budget Package	Exhibit C
Intentionally Omitted	Exhibit D
Property Management Procedures	Exhibit E
Sample Reporting Package	Exhibit F
UBTI Questionnaire	Exhibit G

MANAGEMENT AND LEASING AGREEMENT
     MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) dated as of December 7, 2006 by and between AMREIT SSPF BERKELEY, L.P, a Delaware limited partnership, having an office c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167 (“Owner”), and AMREIT REALTY INVESTMENT CORPORATION, a Texas corporation having an office at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 (“Manager”).
WITNESSETH:
     WHEREAS, Owner is owner of the Property (described herein) commonly known as Berkeley Square located at Preston Road and West Park Boulevard, Plano, Texas.
     WHEREAS, Owner desires to appoint Manager as an independent contractor to manage and lease the Property, and Manager desires to accept such appointment, upon the terms, covenants, conditions and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Owner and Manager hereby covenant and agree as follows:
1. Definitions and Interpretation
     In this Agreement, unless otherwise specified, the following terms have the following meanings:
“Affiliate” means with respect to any Person, any relative of the Person in question, if such Person is an individual, or any other Person directly or indirectly controlled by, controlling or under common control with the Person in question, or any Person who owns, directly or indirectly, ten percent (10%) or more of the equity interest of the Person in question. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” is defined in the Preamble.
“Approved Leasing Program” is defined in subsection 3.3(a).
“Auditor” is defined in subsection 3.6(k).
“Base Rent” is defined in Section 6.5.

“Budget” is defined in subsection 3.6(d).
“Business Day” means any day other than Saturday, Sunday or any other day on which banks or savings and loans associations in New York, New York and Houston, Texas, are not open for business.
“Capital Event” means any sale, Financing, Casualty or Condemnation that occurs during the Term hereof with respect to which net capital proceeds are received by Owner.
“Capital Expenditures” means capital expenditures as determined under GAAP, except to the extent otherwise set forth in this Agreement. Capital Expenditures will be reported on the cash basis of accounting. Capital Expenditures shall include tenant improvements, building improvements, and capitalizable costs related to executed Leases, including Leasing Commissions and legal fees.
“Cash Flow” means, for any period, Gross Revenue collected less Operating Expenses, Debt Service, and Capital Expenditures paid during each period.
“Casualty” means any damage to, or destruction of the Property or any part thereof from a fire or other casualty.
“Concentration Account” is defined in subsection 3.7(a).
“Condemnation” means any condemnation or other taking or temporary or permanent requisition of the Property, any part thereof, any interest therein or any right appurtenant thereto, or any change of grade affecting the Property, as the result of the exercise of any right of condemnation or eminent domain. A conveyance in lieu or in anticipation of condemnation shall be deemed to be a Condemnation.
“Contracts” means the agreements, contracts, documents and obligations (other than the Leases) now or hereafter in effect and relating to the Property.
“Controlled Disbursement Account” is defined in subsection 3.7(a).
“Damages” is defined in subsection 2.6(a).
“Debt Service” means all sums payable under any Financing, including, without limitation, Interest Expense.
“Default” means any condition or event which with the giving of notice or the lapse of time after notice would, unless cured or waived, become an Event of Default.
“Depository” is defined in subsection 3.7(a).
“Event of Default” is defined in subsection 7.3(b).
“Financing” means any financing or refinancing by debt, sale and leaseback or other form of Financing with respect to the Property or any debt or other similar monetary obligation of Owner.

“Financing Documents” means all agreements, instruments, certificates and documents evidencing, securing or otherwise relating to any Financing.
“Fiscal Year” means a calendar year or other period as defined by Owner, except that the first Fiscal Year shall commence on the date hereof and end on the next succeeding December 31, and the last Fiscal Year shall commence on the January 1st immediately preceding the date this Agreement expires or terminates and shall end on such expiration or termination date.
“GAAP” means generally accepted accounting principles, consistently applied.
“Gross Receipts” is defined in subsection 6.1(c).
“Gross Revenues” means, for any period of reference, the gross revenues of any kind whatsoever derived on an accrual basis of accounting, as applicable, from or in respect of the Property, including, without limitation, all income and revenue derived from all sources whatsoever as a result of the operation of the Property, all rents and other moneys due from tenants or licensees as billed in accordance with the Leases, including percentage and overage rents, operating expense pass-throughs, real estate taxes and common area maintenance charges, all refunds, rebates and recoveries of items, if any, previously charged as deductions from gross revenue, but excluding any proceeds of any Capital Event relating to the Property or any personal property (other than rent loss insurance under the property, casualty or boiler policies which shall be included).
“Improvements” means the buildings, structures and other improvements now or hereafter located on the Land.
“Initial Term” is defined in Section 7.1.
“Insurance Requirements” means all terms of any insurance policy covering or applicable to the Property, all requirements of the issuer of any such policy and all orders, rules, regulations and requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) now or hereafter applicable to the Property, any adjoining vaults, sidewalks, streets or way, or any use or condition of any thereof.
“Interest Expense” means all interest payments due under any Financing.
“JPMIM” means J.P. Morgan Investment Management Inc. and any successor thereto by merger, consolidation or in connection with the sale of all or substantially all of its assets.
“Land” means the parcel or parcels of land described in Exhibit A, located in the County of Collin and State of Texas.
“Leases” means all leases, subleases, licenses, franchises, concessions and other occupancy agreements now or hereafter in effect and relating to the Property, including all renewals, extensions, amendments and other modifications thereof and all guarantees of the obligations of the Tenants thereunder.

“Leasing Budget” is defined in subsection 3.6(d).
“Leasing Commissions” is defined in Section 6.2.
“Legal Requirements” means all Permits, laws, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, directions and requirements of, and agreements with, governmental bodies, agencies or officials, now or hereafter applicable to the Property, and adjoining vaults, sidewalks, streets or right of ways or any use or condition of any thereof, including, but not limited to all applicable environmental laws.
“Lien” means (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or other encumbrance with respect to the Property (including any installment sale, conditional sale or other title retention agreement); and (b) any easement, right of way, servitude, reservation, restriction, possibility of reverter, license agreement, option, cloud, claim, defect, or other title exception with respect to the Property.
“Lock Box” is defined in subsection 3.7(a).
“Lock Box Account” is defined in subsection 3.7(a).
“Management Fee” is defined in subsection 6.1 (a).
“Manager” is defined in the Preamble.
“Manager Indemnified Party” is defined in subsection 2.6(b).
“Modified Accrual Basis” is defined in subsection 3.6(h).
“Morgan” means JPMorgan Chase Bank, N.A., and its successors by merger, consolidation, or in connection with the sale of all or substantially all of its assets, as trustee, agent or investment advisor/manager of various collective investment funds, employee benefit plans foundations, separate accounts, endowments or other investors.
“Non-Discretionary Items” means all real estate taxes, insurance premiums and utilities relating to the Property.
“Notice” is defined in Section 8.1.
“Operating Expenses” means, for any period, all accrual based expenses exclusive of Interest Expense, if applicable, and Capital Expenditures incurred with respect to the Property in accordance with the terms of this Agreement.
“Owner” is defined in the Preamble.
“Owner’s Account” is defined in subsection 3.7(b).

“Owner Indemnified Party” is defined in subsection 2.6(a).
“Permits” means all licenses, authorizations, certificates, variances, consents, approvals and other permits now or hereafter relating to the Property or the use, operation, management or leasing thereof.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.
“Property” means the Land and the Improvements, and their respective appurtenances, commonly known as Berkeley Square.
“Restoration” means the protection of the Property after any Casualty or Condemnation and the restoration, repair, replacement, rebuilding or demolition of the Property after such Casualty or Condemnation to the extent decided by Owner.
“Security Deposit Account” is defined in subsection 3.7(a).
“Standard Lease Form” means the form of lease pursuant to which any portion of the Property shall be leased, which shall be attached to the Approved Leasing Program and approved by Owner.
“Tenants” means the tenants, subtenants, licensees, franchisees, concessionaires and other occupants under the Leases.
“Term” means, unless this Agreement is sooner terminated pursuant to the provisions hereof, the Initial Term and, any extension of the Initial Term.
“Variance Threshold” means an increase in any individual line-item of expense (other than Capital Expenditures) set forth in the then current Budget for a Fiscal Year up to the greater of Five percent (5%) of such individual line-item of expense and Ten Thousand Dollars ($10,000) (provided that the overall Budget for such Fiscal Year (excluding therefrom Capital Expenditures) is not increased by more than five percent (5%)).
1.1. Interpretation.
     In this Agreement, unless otherwise specified, (i) singular words include the plural and plural words include the singular; (ii) words which import a number of constituent parts, things or elements, including the terms “Land”, “Improvements” and “Property” shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (iii) words importing any gender include the other genders; (iv) references to any Person include such Person’s successors and assigns; (v) the word “successors”, when it refers to an individual, includes the heirs, devisees, legatees, executors, administrators and personal representatives of such individual; (vi) references to any statute or other law include all rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vii) references to any agreement or other document include all subsequent amendments or other modifications thereof entered into in accordance with the provisions thereof; (viii) the words “approve”, “consent” or “agree”, and any derivations thereof or words of similar import, mean the prior written approval, consent or agreement of the Person holding the right to approve, consent or agree; (ix) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (x) the words “hereto”, “herein” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; (xi) the Schedules and Exhibits hereto are part of this Agreement and are incorporated herein by reference; (xii) the words “Article”, “Section”, “Schedule” or “Exhibit” refer to the articles, sections, schedules and exhibits of and to this Agreement; (xiii) headings of Articles, Sections, Schedules, Exhibits and paragraphs are inserted as a matter of convenience and shall not affect the construction of this Agreement; and (xiv) no inference in favor or against any Person shall be drawn from the fact that such Person or its attorneys drafted any portion hereof.
1.2. Accounting Terms and Determinations.
     In this Agreement, unless otherwise specified, (i) all accounting terms used herein shall be interpreted, (ii) all accounting determinations hereunder shall be made and (iii) books, records, financial statements and reports required to be kept and delivered hereunder shall be kept and prepared in accordance with GAAP, except for changes directed or approved by Owner contemporaneously herewith or subsequently. Changes from GAAP are detailed in subsection 3.6(h).
2. Appointment and General Provisions
2.1. Appointment.
     Subject to the provisions of this Agreement, Owner hereby appoints Manager as an independent contractor to manage, operate, maintain, repair and lease, on an exclusive basis, the Property while this Agreement remains in effect, and Manager hereby accepts such appointment.
2.2. Management Duties and Authority.
(a)	During the Term of this Agreement, and subject to the provisions of this Agreement and the written directions of Owner as herein provided, Manager shall manage, operate, maintain, repair and lease the Property on behalf of Owner in a first class manner consistent with the Budget (to the extent Owner provides the funds required therefor) and in a manner intended to maximize the Cash Flow and the long term preservation of the value of the Property and the investment goals and objectives of Owner, subject to and within the Budget. During the Term of this Agreement and subject to the provisions hereof and the Budget (to the extent Owner provides the funds requested therefor), Manager shall provide all services reasonably necessary, proper, desirable or appropriate for the successful management, maintenance, repair, leasing and operation of the Property, including the duties and services specified in this Agreement.

(b)	In connection with the performance of its duties and obligations under this Agreement, (i) Manager shall be entitled to rely upon any and all written approvals or instructions delivered by Owner to Manager, (ii) Manager shall not be liable for its failure to act, or delay in acting, when and to the extent Manager’s obligation or authority to act is limited by the provisions of this Agreement requiring the written approval of or direction from Owner and such written approval or direction is not provided or is not timely provided, and (iii) Manager shall not be liable for its failure to act, or delay in acting, when and to the extent Manager’s failure to act, or delay in acting, is caused by Owner’s failure to provide, or delay in providing, funds necessary to manage, operate, maintain, repair, and lease the Property in accordance with the terms of this Agreement and the Budget.

(c)	Notwithstanding the provisions of Section 8.1, Manager acknowledges and agrees that any requirement for written approval or instruction by Owner pursuant to this Agreement may be given by e-mail correspondence.
2.3. Independent Contractor.
     Except as otherwise herein provided (including by way of illustration Manager’s execution of contracts pursuant to subsection 3.1(b) hereinbelow), Manager’s relationship to Owner hereunder is that of an independent contractor, and neither Manager nor Owner shall represent to any other Person that Manager’s relationship to Owner hereunder is other than that of an independent contractor. All persons employed by Manager or any Affiliates of Manager in connection with the operation and maintenance of the Property shall be employees solely of Manager or its Affiliate and not of Owner and all arrangements with such employees are solely the concern of Manager.
2.4. Licenses.
     Manager represents, warrants and covenants that it and its personnel are, and while this Agreement remains in effect, Manager and its personnel shall continue to be, fully licensed and qualified, to the extent required by applicable law, to perform Manager’s duties and obligations hereunder. Manager shall fully comply with all applicable Legal Requirements relating to the performance of its duties and obligations hereunder.
2.5. Cooperation.
     Manager shall consult with Owner at Owner’s request and to the extent necessary or appropriate to enable Manager to perform its duties and obligations hereunder. Manager shall conduct meetings between Owner and Manager from time to time as necessary or appropriate to enable Manager to perform its duties and obligations hereunder or as requested by Owner. Each party shall cooperate fully in all matters relating to the management, operation, maintenance, repair and leasing of the Property and the defense of any claim, action or proceeding relating thereto or to this Agreement, and Manager shall promptly respond to all requests for information by Owner, including furnishing all documents and services relating thereto required by Owner in connection with the operation of the Property.
2.6. Indemnification.
(a)	Manager shall indemnify, defend and hold harmless Owner, and its stockholders, members, partners, directors, officers, managers, employees, agents and Affiliates (each an “Owner Indemnified Party”), from and against any and all unaffiliated third-party claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (“Damages”) (including Damages relating to violations of environmental Legal Requirements), arising out of or resulting from the acts or omissions of Manager and its directors, officers, employees, contractors, subcontractors and agents, which constitute gross negligence, fraud, malfeasance, breach of fiduciary duty, willful, reckless or criminal misconduct, a breach of this Agreement or any actions of Manager beyond the scope of the authority conferred upon Manager hereunder. Manager shall have the right to defend, and shall defend, at its expense and by counsel of its own choosing (subject to Owner’s approval of such counsel, not to be unreasonably withheld), against any claim or liability to which the indemnity agreement set forth in this subsection 2.6(a) would apply. Notwithstanding the foregoing, if (i) Manager has failed or refused to defend, indemnify and hold harmless Owner and any Owner Indemnified Party after written notice to Manager, (ii) an Event of Default by Manager exists, (iii) Owner or any Owner Indemnified Party to be defended hereunder reasonably determines that a conflict of interest exists, or (iv) Owner reasonably determines that Manager is insufficiently liquid or creditworthy to adequately defend or pay the amount of any Damages when due, Owner, or such Owner Indemnified Party may, in its sole and absolute discretion, engage its own attorney and other professionals to defend or assist it with respect to such matters, and, at the option of Owner or such Owner Indemnified Party, its attorney shall control the resolution of such matters. Manager shall not have the authority to settle any claim or liability that is the subject of the indemnification agreement provided for in this subsection 2.6(a) without first obtaining Owner’s prior written consent, such consent not to be unreasonably withheld. Manager or Owner, as applicable, shall regularly apprise the other of the status of all proceedings.

(b)	Owner shall indemnify, defend (through attorneys selected by Owner) and hold harmless Manager and its partners, members, stockholders, managers, directors, officers, employees and agents (each a “Manager Indemnified Party”) from and against any claims made by unaffiliated third parties in connection with the good faith performance by Manager of its duties in accordance with the terms of this Agreement, except that the obligation to indemnify, defend and hold harmless shall not apply in the case of the acts or omissions of Manager or any Manager Indemnified Party which constitute gross negligence, fraud, malfeasance, breach of fiduciary duty, willful, reckless or criminal misconduct, a breach of this Agreement or any actions beyond the scope of the authority conferred upon Manager hereunder. Owner shall have the right to defend, and shall defend, at its expense and by counsel of its own choosing against any claim or liability to which the indemnity agreement set forth in this subsection 2.6(b) would apply. Any settlement of any such claim or liability by Owner shall be subject to the reasonable approval of Manager. The right of Manager or any Manager Indemnified Party being defended hereunder to defend or settle any such claim shall be limited to those cases where Owner has failed or refused to defend after written notice to Owner or to where Manager or any Manager Indemnified Party to be defended hereunder reasonably determines that a conflict of interest exists. Notwithstanding the foregoing, if (i) Owner has failed or refused to defend, indemnify and hold harmless Manager and any Manager Indemnified Party after written notice to Owner or (ii) an Event of Default by Owner exists, Manager, or such Manager Indemnified Party may, in its sole and absolute discretion, engage its own attorney and other professionals to defend or assist it with respect to such matters, and, at the option of Manager or such Manager Indemnified Party, its attorney shall control the resolution of such matters. Owner shall not have the authority to settle any claim or liability that is the subject of the indemnification agreement provided for in this subsection 2.6(b) without first obtaining Manager’s prior written consent, such consent not to be unreasonably withheld. Owner or Manager, as applicable, shall regularly apprise the other of the status of all proceedings.

(c)	The provisions of this Section 2.6 shall survive the expiration or termination of this Agreement.
2.7. Sale and Financing.
     Except as may be agreed to in writing by Owner and Manager, Manager shall not be entitled to any compensation, commissions or other fee, with respect to any Capital Event relating to the Property or any interest therein or any obligation or debt relating to the Property.
2.8. Representatives.
(a)	Whenever any consent, approval or other action of Owner is required or permitted hereunder, such consent, approval or other action shall be effective if given or taken by Temra Wollman or such other person designated by PTC/BSQ Acquisition Company LLC. Owner may change such representatives at any time by notice to Manager pursuant to Section 8.1 hereof.

(b)	Whenever any consent, approval or other action of Manager is required or permitted hereunder, such consent, approval or other action shall be effective if given or taken by Stephen Hefner, H. Kerr Taylor, C. Chad Braun or Brett

Treadwell acting individually on behalf of Manager. Such representatives may be changed by Manager with Owner’s prior written consent, which shall not be unreasonably withheld or delayed.
3.    Management Obligations and Authority
3.1. Property Management Generally.
(a)	Manager shall, at the expense of Owner (except as set forth herein), manage, operate and care for the Property in a first class manner, in accordance with the Budget (to the extent Owner provides the funds required therefor), and the Property’s condition and the terms of any Financing (provided Manager is notified in writing of the requirements of such Financing) and do all things necessary, desirable or appropriate therefor or customarily performed by managing agents of properties similar to the Property. Without limiting the generality of the foregoing, Manager shall:
(i)	implement the Budget;

(ii)	make and renew all Contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, fuel, cleaning, garbage removal, pest control, security and other utilities and all other services necessary or appropriate for the management and operation of the Property in accordance with the Budget unless otherwise provided herein;

(iii)	purchase all supplies, inventories, provisions and equipment necessary or appropriate for the maintenance, management and operation of the Property in accordance with the Budget unless otherwise provided herein;

(iv)	monitor the real estate tax assessments of the Property and the reasonableness thereof in comparison with the assessments of similar properties; advise Owner of any material increase in real estate taxes; consult with, and make recommendations to, Owner concerning the real estate tax assessments of the Property and, at the expense of Owner, take such action (or assist Owner’s tax consultant in taking such action) with respect thereto as Owner may direct in writing;

(v)	provide regular, systematic inspections of the Property, consult with, and make recommendations to, Owner concerning the condition of the Property and the necessity for maintenance, repair, alteration or Restoration thereof; at the expense of Owner, provide through Manager’s (or its Affiliates’) employees or third party contractors all work, labor and services necessary or appropriate to maintain and repair the Property in a first class condition in accordance with the Budget and the requirements of any Financing, Contract, Lease, Legal

Requirement or Insurance Requirement unless otherwise provided herein; promptly notify Owner upon learning that the condition of the Property fails to meet said first class standard of maintenance and repair or any standard of maintenance and repair required under any Financing, Contract, Lease, Legal Requirement or Insurance Requirement; take such action as Owner may direct in writing with respect to the maintenance, repair, alteration, addition or Restoration of or to the Property; make all Contracts for such maintenance, repair, alteration, addition or Restoration of or to the Property and monitor and enforce the performance of such Contracts;

(vi)	promptly, and in no event later than two (2) Business Days after the date on which Manager learns of any Casualty or Condemnation (or threatened Condemnation), provide Owner with notice in reasonable detail of such Casualty or Condemnation (or threatened Condemnation); and thereafter promptly investigate and consult with, and make recommendations to, Owner with respect thereto; make (subject to Owner’s approval) a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage or destruction to the Property and the estimated cost of repair thereof and prepare (for Owner’s approval) any and all reports required by any insurance company in connection therewith; and timely file all such reports with the insurance company as required under the terms of the applicable insurance policy and furnish a final copy of such report to Owner;

(vii)	take such actions, without regard to the funds available therefor, as Manager in good faith believes are necessary or appropriate in light of an emergency threatening imminent and immediate personal injury or imminent material physical damage. Manager shall, no later than twenty-four (24) hours after the time Manager learns of any such emergency, provide Owner with notice in reasonable detail of the emergency and the actions taken by Manager in connection therewith;

(viii)	perform (or arrange for the performance of) the other services required to be performed hereunder or under any Financing in accordance herewith and/or the Financing, as applicable; and

(ix)	promptly, and in no event later than two (2) Business Days after the date on which Manager receives any written offers for the purchase of all or any part of the Property, notify Owner and furnish Owner said written offer.
(b)	All Contracts and purchases made hereunder at the expense of Owner (whether or not specifically requiring the approval of Owner pursuant hereto) shall be made in the name of Owner and executed directly by Owner or, at Owner’s written authorization and direction, with Manager executing same solely as Owner’s agent, and Owner shall retain title to all property purchased hereunder at the expense of Owner. Manager shall use commercially reasonable efforts to ensure that all Contracts made hereunder contain a provision satisfactory to Owner limiting the liability of Owner thereunder to the Property.

(c)	All Contracts made with any Affiliate of Manager must be approved by Owner in writing and shall be at competitive market terms and rates and not more than would be charged by an independent third party.

(d)	Notwithstanding anything to the contrary contained herein, Manager shall not, and shall not have the authority to, make any Contract or purchase of the type described in this Section 3.1 (except as expressly provided in subsection 3.1(a)(vii) above, relating to emergency circumstances) unless such Contract or purchase is:
(i)	(A) contained within the then current Budget and, in the case of a Contract, is terminable without termination fee, premium or penalty by Owner upon not more than thirty (30) days notice or (B) does not provide or allow for aggregate consideration payable thereunder in excess of $10,000; or

(ii)	is pre-approved in writing by Owner.
(e)	In making any Contract or purchase hereunder, Manager shall use commercially reasonable efforts to obtain favorable discounts for Owner and all such discounts, rebates or commissions under any Contract or purchase order made hereunder shall inure to the benefit of Owner. As provided in the Budget, and at Owner’s expense, Manager shall make payments under any such Contract or purchase order at such date or otherwise in compliance with such Contract or purchase order to enable Owner to take advantage of any such discount.
3.2. Management Employees.
(a)	Manager shall have in its employ (or provide through one or more third-party contractors approved by Owner) at all times sufficient staff of capable personnel for the proper leasing, management, maintenance and operation of the Property in accordance with the terms of this Agreement. If such personnel are employees of Manager, all matters pertaining to such personnel, including their employment, supervision, compensation, promotion and discharge, shall be the responsibility of Manager. All salaries, wages and other compensation of personnel employed by Manager, including fringe benefits, shall be expenses solely of Manager (and Manager shall be responsible for all payroll and other taxes and all other deductions paid or made and/or required by law, and for preparing and filing all returns and other documents required under federal or local laws), subject to subsection 3.2(b) below.

(b)	Manager shall in no event be reimbursed for any of Manager’s employees engaged in the management, operation, or maintenance of the Property, including, without limitation, the gross salary or wages including reasonable bonuses and vacation pay, payroll taxes, insurance, worker’s compensation, or Manager’s standard sick pay or benefits and payroll burdens of Manager’s employees required to properly, adequately, safely and economically manage, operate and maintain the Property. In addition, in no event shall Manager be reimbursed for costs associated with Manager’s central office general and administrative personnel or Manager’s leasing personnel. The number of the employees and amounts of their compensation may be adjusted annually and an appropriate pro rata share therefor shall be reflected in the Budget.

(c)	Manager shall fully comply with all Legal Requirements relating to worker’s compensation, social security, unemployment insurance, wages, hours, working conditions and other matters pertaining to Manager’s personnel. Manager shall indemnify, defend and hold harmless Owner and any Owner Indemnified Party from and against any and all Damages, relating to Manager’s failure to comply with this subsection 3.2(c), and Manager’s obligations to indemnify, defend and hold harmless under this subsection 3.2(c) shall survive the termination or expiration of this Agreement.

(d)	Manager shall be solely responsible for its personnel in the event of the termination of this Agreement.

(e)	Manager shall promptly notify Owner of any pending changes in the Manager’s business, business ownership, or in on site or off site personnel for the Property. At Owner’s discretion Owner may approve persons presented for key positions in leasing, operations, management/general management, and accounting.

(f)	Manager shall promptly notify Owner of any pending changes in location of property manager facilities supporting the management of the Property.
3.3.	Rent Collection and Services with Respect to Leases.
(a)	Manager shall use commercially reasonable efforts to cause the Property to be fully rented to qualified tenants, and in connection therewith shall: consult Owner with respect to rental and renewal of occupancy space to qualified tenants and propose, supervise and implement a leasing program which shall include leasing parameters, including, rents, tenant improvement allowances, free rent periods and other tenant concessions with respect to the Property, which leasing program shall include the then current year’s Leasing Budget and shall be subject to the prior written approval of Owner (once approved, the “Approved Leasing Program”); cooperate with licensed real estate brokers having clients interested in renting space in the Property; advertise the

Property; and order and purchase all signs, renting plans, price lists, booklets, circulars and advertising to offer space in the Property for rent, all subject to Owner’s approval and at Owner’s expense. All Leases shall be on the Standard Form of Lease. Manager shall revise the Standard Form of Lease at Owner’s written direction. The form, content and terms of all Leases and the acceptability of all tenants shall be subject to approval of Owner and all Leases shall be in Owner’s name and executed by Owner unless Owner expressly in writing authorizes and directs Manager, as Owner’s property manager, to execute a Lease. Manager shall cooperate with legal counsel designated and retained by Owner to negotiate all Leases. All legal costs and expenses incurred to negotiate said Leases shall be paid by Owner. Manager shall act as Owner’s exclusive agent in the leasing of the Property or at the direction of Owner, Manager shall contract with a third party licensed real estate brokerage firm to act as Owner’s exclusive agent in the leasing of the Property pursuant to an agreement approved by Owner. Manager represents that it is duly licensed to provide such leasing services.

(b)	Without Owner’s prior written consent, Manager shall not permit any Person to occupy any space in the Property unless such occupancy is pursuant to a written Lease on the Standard Form of Lease and in compliance with the leasing parameters approved under the Approved Leasing Program. In addition, unless expressly provided in an approved Lease or Manager otherwise has obtained Owner’s prior written consent, Manager shall not permit any Tenant to take occupancy in any space at the Property unless such Tenant has delivered to Manager or Owner (A) the security deposit, if any, required under the terms of such Tenant’s Lease, (B) a current certificate of insurance in compliance with the terms and provisions of such Tenant’s Lease, and (C) any rent required to be paid prior to the Tenant’s taking occupancy of its demised premises. Manager shall supervise all tenant improvements and the moving in and out of all Tenants in a manner which causes a minimum of disturbance to the operations of the other Tenants.

(c)	Manager shall, at the expense of Owner, use commercially reasonable efforts to ensure that the Tenants receive the services required to be provided by Owner under their Leases, to duly and punctually observe and perform on behalf of Owner all of Owner’s obligations under the Leases, and to enforce, preserve and keep unimpaired the rights of Owner and the obligations of the Tenants under the Leases.

(d)	Manager shall bill the Tenants for the rents and other charges (on a monthly basis unless otherwise provided pursuant to the terms of any Lease) payable under their Leases and shall use commercially reasonable efforts to collect and enforce the collection of all rents and other charges payable by the Tenants under their Leases. No later than one hundred twenty (120) days after the end of each calendar year (or such earlier date as required pursuant to the terms of any Lease), Manager shall prepare and submit to Tenants, the final operating expense and real estate tax expense recovery reconciliations for such year. Manager shall have Tenants send payments directly to the Lock Box. Manager shall immediately deposit all rents and other sums collected by Manager in the Lock Box Account.

(e)	Manager and Owner shall promptly notify the other upon learning of any monetary default or other event of default or event which, with the giving of notice or the passage of time or both, might constitute a default or event of default by any Tenant under its Lease. In the event of any default or event of default by any Tenant, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, take such action as Owner shall direct with respect to such default or event of default, including (with the prior consent of Owner) cooperating with Owner’s counsel to institute legal proceedings in the name of Owner for the collection of rents and other charges, payable by, and the enforcement of the other obligations of, the Tenants under their Leases and for the dispossession of any Tenants in default under their Leases. Owner shall designate, retain and pay the attorneys for any such legal proceedings. Without the prior written consent of Owner, Manager shall not settle any such legal proceedings or any claim for delinquent rents or other charges payable by or for the enforcement of any other obligation of any Tenant under its Lease.

(f)	Without the consent of Owner, Manager (i) shall not receive or collect any rents for more than one month in advance (plus security deposits), (ii) shall not waive, excuse, condone, discount, set off, compromise or in any manner release or discharge any Tenant (or any guarantor under any guaranty of any Lease) from its obligations under its Lease (or such guaranty); (iii) shall not cancel, terminate or consent to the surrender of any Lease; (iv) shall not commence any action, suit or proceedings for the collection of rent, for removal or for the dispossession of any Tenant or exercise any right of recapture provided in any Lease; (v) shall not modify, or in any way alter the provisions of any Lease in a manner which would reduce the rent thereunder, shorten the term thereof, impose additional obligations on the landlord thereunder, or reduce the obligations of the Tenant thereunder; (vi) shall not relocate any Tenant within the Property; (vii) shall not consent to any modification of the express purposes for which any Tenant’s premises have been leased; and (viii) shall not consent to any subletting of any part of the Property, to any assignment of any Lease by any Tenant thereunder, or to any assignment or further subletting of any sublease.

(g)	Each of Manager and Owner shall promptly notify the other upon receiving any notice under any Lease (and furnish a copy of the notice received by it with its notice to the other) or upon learning of any default or event, which, with the giving of notice or passage of time or both, might constitute a default or event of default by Owner under any Lease or in Manager’s reasonable judgment would otherwise directly and imminently impair the rights of Owner, or directly and imminently reduce, release or discharge the obligations of any Tenant under any Lease. In the event of any such condition, default or event of default, Manager shall consult with Owner, and at the expense of Owner, take such action as Owner shall direct in writing.

(h)	Manager shall be responsible, at the expense of Owner and in Owner’s name, for the giving of all notices and statements required to be given to Tenants of the Property under the terms of the respective Tenants’ Leases and for the giving of all other notices necessary to accomplish the proper management of the Property in accordance herewith.

(i)	Manager shall consider and advise Owner from time to time as to appropriate or desirable rules and regulations or any additional rules and regulations required to be made under the Leases with Tenants of the Property or for the better or more efficient operation of the Property. Manager shall ensure that all Tenants of the Property are informed with respect to such rules, regulations and notices as may be promulgated by Owner or Manager.

(j)	Manager shall maintain accurate records of all security deposits held by Owner, including the amount of each security deposit, the party from whom each security deposit is collected, interest earned on each security deposit (if any), the amount of such interest required (if applicable law so required) to be paid to each Tenant with respect to such Tenant’s security deposit, and the date(s) upon which Manager collected each security deposit. Manager shall deliver a monthly report to Owner which indicates when a refund of all or any portion of a security deposit is required and has been approved by Manager, and Manager shall keep an accurate record of all refunds.

(k)	Manager shall perform such additional services and undertake such additional obligations as Owner may reasonably request from time to time and as are usual and customary for managers of properties similar to the Property and are consistent with Manager’s obligation to manage, operate, maintain, repair and lease the Property in accordance with the terms and provisions of this Agreement, without additional compensation therefor.
3.4.	Services with Respect to Contracts.
(a)	Unless otherwise provided herein, Manager shall, at the expense of Owner, in accordance with the Budget (to the extent Owner provides the funds required therefor), duly and punctually pay and perform on behalf of Owner all of Owner’s obligations under the Contracts and use commercially reasonable efforts to enforce, preserve and keep unimpaired the rights of Owner and the obligations of other parties under the Contracts.

(b)	Each of Manager and Owner shall promptly notify the other upon learning of any default, or event of default or event which, with the giving of notice or the passage of time or both, might constitute a default or an event of default by any other party under any Contract. In the event of any default or event of default by any other party under any Contract, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, take such action as Owner shall direct in writing with respect to such default or event of default.

(c)	Without the consent of Owner, Manager (i) other than as provided in Section 3.1 hereof, shall not enter into any Contract or modify, or in any way alter, the provisions of any Contract and (ii) shall not take any action, or omit to take any action or give any notice, the taking, omission or giving of which might (a) result in the reduction, release or discharge of any other party to any Contract from its obligations thereunder, (b) consent to any other party to any Contract to assign or otherwise transfer its rights or obligations thereunder, or (c) except in the circumstances described in subsection 3.1(a)(vii), result in an expenditure in excess of the budgeted amount set forth in the Budget.

(d)	Each of Manager and Owner shall promptly notify the other upon receiving any notice under any Contract (and furnish a copy of the notice received by it with its notice to the other party) or upon learning of any default, event of default or condition which, with the giving of notice or the passage of time or both, would result in a default or event of default by Owner under any Contract or otherwise impair the rights of Owner, or reduce, release or discharge the obligations of any other Person, under any Contract. In the event of any such notice, condition, default or event of default, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, shall take such reasonable action with respect thereto as Owner shall direct in writing.

(e)	Manager shall not enter into any Contract on behalf of Owner unless (1) such Contract contains a clause whereby the service provider agrees to indemnify, defend and hold Owner, its partners, shareholders, members or other beneficial owners, and Manager (and their respective legal and beneficial owners, shareholders, partners, members, officers, managers, directors, agents, employees, subsidiaries, and affiliates) harmless from and against all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and disbursements) arising out of, resulting from or in connection with the acts or omissions of the service provider and its directors, officers, employees, contractors, subcontractors and agents, which constitute negligence, fraud, breach of the service agreement, breach of fiduciary duty, willful, reckless or criminal misconduct or any actions of the service provider beyond the scope of authority conferred upon the service provider pursuant to the terms of the Contract, and (2) such Contract is terminable without a termination fee, premium or penalty in the event that the Property is sold or the Property is foreclosed or transferred by deed in lieu of foreclosure.

3.5.	Services with Respect to Legal Requirements and Insurance Requirements.
(a)	Manager shall, at the expense of Owner, duly and punctually comply on behalf of Owner with all Legal Requirements and Insurance Requirements applicable to the Property and the management and operation thereof that are made known to Manager and obtain, keep in force and keep unimpaired the rights of Owner under all Permits necessary or appropriate with respect to the Property. Manager shall cooperate with Owner, PTC/BSQ Holding Company LLC (“Parent”) and each of the members of Parent in the management and operation of the Property in a manner intended to avoid the realization of “unrelated business taxable income” within the meaning of Section 511 et seq. of the Internal Revenue Code of 1986, as amended.

(b)	Manager shall use its best efforts to, and shall cooperate with Owner, Parent and each of the members of Parent in order to, manage and operate the Property in a manner intended to avoid the realization of “unrelated business taxable income” within the meaning of Section 511 et. seq. of the Internal Revenue Code of 1986, as amended.

(c)	If during the Term, Manager becomes aware of the existence of hazardous materials or wastes, toxic substances or wastes, asbestos or asbestos-bearing materials and the like at, in, on or under the Property, Manager shall immediately notify Owner of the condition, both orally and in writing. Owner shall exclusively determine such further course of action with respect to such hazardous condition. Manager shall not have the authority or the obligation to supervise or oversee any work involving remediation of any hazardous or potentially hazardous wastes or conditions unless specifically hired by Owner to do so pursuant to a separate agreement between Owner and Manager. Manager shall always use its best efforts to prevent and detect the occurrence or existence of any hazardous condition at the Property and shall cooperate with Owner in connection therewith, provided that Owner shall be responsible for any extraordinary costs incurred by Manager in connection with such best efforts.

(d)	Each of Manager and Owner shall promptly notify the other upon receiving any written notice with respect to any Legal Requirement or Insurance Requirement (and furnish a copy of the notice received by it with its notice to the other party) or upon learning of any default, event of default or condition which, with the giving of notice or the passage of time or both, might constitute a default or event of default by Owner under any Legal Requirement or Insurance Requirement or otherwise impair the rights of Owner under any Permit. In the event of any such notice, condition, default or event of default, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, shall take such action with respect thereto as Owner shall direct in writing.

(e)	As long as the failure to promptly comply with any notice concerning any Legal Requirement or Permit shall not subject Manager to any criminal, administrative or civil liability, Owner may stay Manager’s remedial action with respect to such notice by instituting, or directing Manager to cooperate with legal counsel to institute, in Owner’s name, appropriate legal or other proceedings to contest such notice.

(f)	Manager may appear in or commence legal or other proceedings on behalf of Owner in Owner’s name only upon the direction of Owner, it being understood that Owner will pay any legal fees and costs in connection therewith.

(g)	Manager shall maintain current certificates of insurance from all Tenants in compliance with types of coverage, limits of coverage and deductible limits all as specified in the Leases.
3.6.	Records and Reports.
         All reporting to Owner under this Agreement will be performed substantially in accordance with the Property Management Procedures Exhibits delivered by Owner to Manager prior to the date hereof, copies of which are attached hereto as Exhibit E (the “Property Management Procedures Exhibits”). All reporting to Owner will be completed in a hard copy format and on a CD. In addition, Manager will submit certain information electronically using the Approved Software:
(a)	Standard Property Manager Reporting Period. Manager shall consider the monthly reporting period to cover the current calendar month. Manager is expected to close the reporting period as follows:
1)	Soft close of the general ledger on the 26th day of the month, at which time processing of receipts and disbursements will be cutoff.

2)	During the next five (5) days, Manager will adjust Property books and records by preparing and posting any necessary and normal adjustments for accrued revenues and expenses and other adjustments as necessary for the period from the 27th through the last day of the month.

3)	Hard (final) close of the general ledger on the last of the month.

4)	Electronic transmission to Owner or Owner’s representative of general ledger and Tenant Lease information, and any other related information which Owner may reasonably require in writing at least five (5) days in advance, on the last day of the month.
Owner reserves the right to modify reporting requirements and due dates as it deems necessary.
(b)	Property Management Software. Manager will use the property management software currently in use by Manager or such other software approved by Owner in its reasonable discretion (the “Approved Software”) (provided that Management Reports Inc. property management software (“MRI”) and Yardi Systems Inc. property management software are hereby approved by Owner), and will provide data from such software to Owner in a format that can be converted to use with MRI. Manager will submit, on a date to be determined by the Owner, a monthly electronic download of selected financial and operational data, including general ledger and lease information, using either the distributive processing function of MRI or data extract routines identified and/or provided by Owner. The database structure, system type, and property number will be provided by Owner and will not be modified without the consent of Owner. Owner will provide Manager with a standard chart of accounts, Tenant charge (billing) codes, and report formats which are to be used unless otherwise approved in writing by Owner. Manager will submit, on a date to be determined by Owner, a monthly electronic download of selected financial and operational data, including general ledger and lease information. Owner reserves the right to periodically modify its software and reporting requirements.

(c)	Distribution of Cash Flows. Manager shall remit to Owner, at a date to be determined by Owner but no later than the 20th of the current month, the Net Cash Flow generated from operating and investing and financing activities for the previous month in accordance with wire transfer instructions provided by Owner.

(d)	Budget. Not later than sixty (60) days prior to the beginning of each Fiscal Year, Manager shall submit to Owner for its approval proposed annual budget prepared on a Modified Accrual Basis for the Property for the ensuing Fiscal Year. The proposed annual budget shall set forth on a monthly basis Manager’s good faith estimates of: (i) Gross Revenues, Operating Expenses, and Interest Expense for the Property for such year, all in detail reasonably satisfactory to Owner, (ii) the recommended Capital Expenditures and extraordinary expenses for such year described in reasonable detail, (iii) the recommended leasing expenditures for such year (the “Leasing Budget”), (iv) Cash Flow from the Property, (v) liability in the succeeding Fiscal Year for real estate taxes, (vi) the amount of Debt Service becoming due and payable during the next succeeding Fiscal Year in connection with all Financings or advances in connection with the Property (to the extent such information is provided to Manager by Owner), (vii) wages, salaries, and other compensation to be paid to employees of Manager working at or on the Property, as well as the status of any negotiations affecting said wages, salaries and other compensation, (viii) the extent of completion of any uncompleted Improvements to the Property, together with a projection of the costs of constructing such Improvements to be incurred during the next succeeding Fiscal Year, (ix) the current legal status of pending or threatened suits concerning the Property (or any portion thereof) of which Manager has knowledge and (x) such other information as Owner may reasonably require. The Budget shall be in the format and detail as outlined in the sample budget package attached hereto as Exhibit C or as required by and satisfactory to Owner. The rent roll shall be in columnar form, with each Tenant listed separately and showing for each Tenant the (i) name of such Tenant, (ii) floor or suite number, (iii) term of its Lease, (iv) total rent to be collected and (v) the total rent broken down into various categories such as base rent, storage rent, operating expense recoveries or common area charges (and the percentage of the Tenant’s share thereof), license fees, real estate tax reimbursements (and the percentage of the Tenant’s share thereof) and any other rent or charges. Manager shall also submit to Owner with the submission of the Budget, a written narrative discussion of significant events in the relevant market where the Property is located which shall highlight the Property’s position in its relevant market and discuss matters such as vacancy, new construction and rental trends. The proposed annual budget for any Fiscal Year once submitted by Manager and thereafter approved by Owner, shall herein be referred to as the “Budget”.

(e)	Quarterly Review and Reforecast. The Budget shall be revised by Manager quarterly within forty-five (45) days after the end of each of the first, second, and third quarters of each Fiscal Year if the overall net operating income variance on a year to date basis exceeds fifteen percent (15%), if the capital expenditure variance exceeds ten percent (10%), or if, in Manager’s opinion, event(s) have occurred or are anticipated to occur which will significantly affect the Budget.

(f)	Budget Approval. Owner shall approve, disapprove or comment on the proposed annual budget within thirty (30) days after Owner’s receipt of such proposed annual budget. Owner may approve, disapprove or modify any proposed annual budget in whole or in part.

(g)	Operation Within Budget. Manager shall use, manage and operate the Property strictly in accordance with the then-current Budget (subject to the Variance Threshold as provided herein), provided that, without Owner’s prior approval, Manager may incur expenses in excess of the Budget in the event of an emergency requiring immediate action to avoid imminent personal injury or imminent material property damage. If the proposed annual budget or a proposed revision to the current Budget is disapproved by Owner in whole or in part, or not approved prior to the commencement of the ensuing Fiscal Year, Manager shall continue to manage and operate the Property pursuant to the prior year’s Budget or the then current Budget in the case of a proposed revision pursuant to subsection 3.6(e) (except for non-recurring expenditures and Capital Expenditures which shall be deemed removed from such prior year’s Budget) until Manager and Owner can resolve their differences, provided, however, that Manager shall, unless otherwise directed by Owner, be authorized to pay, as an expense of the Property, all Non-Discretionary Items

(as defined in Section 1 of this Agreement). Manager has the authority to expend funds as provided in Section 3.8 in accordance with the provisions of the current Budget, provided that Manager shall not be required to expend its own funds if there are insufficient funds available in the Concentration Account and the Controlled Disbursement Account to pay the Operating Expenses. Manager’s failure to operate, manage, maintain, repair or lease the Property in a first class manner and otherwise in accordance with the provisions of this Agreement shall be excused (and Manager shall not be in default of such duties or obligations) if Manager is prevented from or delayed in doing so due to Owner’s failure to approve the Budget and/or Owner’s failure to provide funds for expenditures in accordance with the approved Budget.

(h)	Books and Records.
(i)	Manager shall maintain, and keep at its main office accurate books, records and accounts of the management, operation and financial condition of the Property’s operations. Such books, records and accounts shall be prepared and kept on a Modified Accrual Basis. “Modified Accrual Basis” shall be defined as follows:
     1. Gross Revenues on an accrual basis excluding GAAP straight line rental income adjustment.
     2. Operating Expenses on an accrual basis.
     3. Interest Expense on an accrual basis.
     4. Mortgage principal payments on a cash basis.
     5. Capital Expenditures including leasing costs such as tenant improvements and Leasing Commissions will be reflected on a cash basis.
     6. Depreciation and amortization expenses, with the exception of amortization of deferred financing costs, are not to be recorded. At the discretion of Owner, Manager may be required to separately maintain and update the depreciation, amortization, and straight line rent schedules and make them available to Owner or Owner’s auditors or tax preparers.
(ii)	Owner shall at all times retain title to the information constituting such books, records and accounts. Manager shall, during the Term, retain such books, records and accounts. Any and all computer programs, software and hardware not the property of Owner utilized by Manager to maintain such books, records and accounts shall in all events remain the property of Manager.

(iii)	Upon reasonable written notice to Manager, Owner may, at its expense,

inspect, audit and copy such books, records and accounts during regular business hours on a periodic or continuing basis by accountants retained by, or other representatives of Owner, and Manager shall cooperate fully with Owner in connection with the same.
(i)	Monthly Reports. Manager shall furnish to Owner the following monthly reports, which reports shall be prepared on a Modified Accrual Basis, showing monthly and year to date activity and which shall be furnished (without notice or demand by Owner) not later than fifteen (15) days after the end of the monthly reporting period in the format as outlined in the Sample Reporting Package attached hereto as Exhibit F or as required by and satisfactory to Owner:
(i)	a statement of Cash Flow setting forth the calculation of the Cash Flow from the Property relating to operating, investing and financing activities, including the distribution of Cash Flow during the reporting period;

(ii)	a detailed operating statement of profit and loss showing on a Modified Accrual Basis the Gross Revenues, Operating Expenses, Interest Expense and on a cash basis Capital Expenditures of the Property according to pre-determined categories, in a format which will allow for comparison to, and show variances from, the Budget on a monthly and Fiscal Year to date basis.

(iii)	a balance sheet in a format which will allow for comparison to, and show variances from, the Budget on a Fiscal Year to date basis;

(iv)	an accounts receivable activity statement itemizing for the reporting period the opening rents receivable balance, the collected and billed rents, the closing rents receivable balance and any advanced rent and security deposit balances;

(v)	a check register, itemizing by check number and payee each disbursement made during the reporting period;

(vi)	an aged accounts receivable schedule, itemizing all outstanding accounts receivable as of the end of the reporting period and written comments addressing efforts, or other actions, that Manager has taken to collect past due balances exceeding thirty (30) days;

(vii)	Intentionally Omitted;

(viii)	a narrative summary of the operations of the Property during the reporting period, highlighting all significant occurrences and any anticipated problems and narrative explanations of all material variances exceeding the greater of ten percent (10%) and Twenty-Five

Thousand Dollars ($25,000), of an individual line item of income or expense (actual compared to Budget) for the reporting period on a monthly and Fiscal Year to date basis;

(ix)	a detailed calculation of the Management Fee;

(x)	a current rent roll;

(xi)	a tenant billing report (billing register);

(xii)	bank statements and reconciliation for the Lock Box Account, Concentration Account, Controlled Disbursement Account, and Security Deposit Account;

(xiii)	proof of cash (identifying opening cash balances, cash received, cash disbursed and cash contributed or distributed during the month);

(xiv)	an aged accounts payable schedule;

(xv)	a Capital Expenditure report including (A) leasing costs which lists capital projects budgeted, (B) budgeted amount, (C) latest estimates of cost, (D) amounts expended to date, with narrative explanation of variances to the Budget, (E) amounts to be spent to complete and completion status, and (F) Capital Expenditures and leasing costs incurred but not paid;

(xvi)	a detailed trial balance;

(xvii)	a written report describing any written offers received by Manager for the purchase of all or any part of the Property;

(xviii)	a leasing report detailing leasing activity and vacancy for the current month;

(xix)	a property summary report;

(xx)	Intentionally Omitted;

(xxi)	a depreciation and amortization expense schedule, if applicable;

(xxii)	tenant sales report, if applicable; and

(xxiii)	a schedule of all transactions with Manager or an Affiliate of Manager.
(j)	Quarterly Reports.
(i)	Within three (3) Business Days prior to the end of each quarter of each Fiscal Year Manager shall furnish to Owner (i) a leasing schedule containing a summary of lease expirations by year for a ten (10) year period, (ii) a fixed asset list of all tools, equipment, furniture, artwork, etc., located at the Property and owned by Owner, (iii) a survey of market conditions and competition, (iv) an update of the then current Approved Leasing Program, (v) a completed UBTI questionnaire in the form attached hereto as Exhibit G, and (vi) an asset overview report.

(ii)	In addition to the foregoing, Manager shall furnish to Owner, within sixty (60) days after the end of each calendar quarter during the Term hereof, an unaudited profit and loss statement and a balance sheet for the Property prepared in accordance with GAAP with respect to the immediately preceding calendar quarter.

(iii)	Intentionally Omitted.
(k)	Annual Reports.
(i)	In addition to the regular monthly reports and quarterly reports to be provided to Owner pursuant to the terms hereof, Manager shall furnish to Owner on an annual basis, a report of minimum base rental payments for existing Leases year by year for a prospective period of five (5) years with an additional amount representing the remaining total rental payments over the Lease term exceeding that five (5) year period. Such annual periods shall coincide with the calendar year. Such annual reports shall be due five (5) Business Days before the annual period ending September 30th. Owner, at its discretion, may modify the timing and frequency of this request.

(ii)	Manager shall cooperate with Owner’s Auditor, at Owner’s discretion, in the preparation of a year end statement of the Property in connection with the continuing operations of the Property, including a balance sheet and the related statements of income and cash flows, which shall be furnished not later than seventy-five (75) days after the end of each Fiscal Year.
Each of the reports provided to Owner by Manager pursuant to this Agreement shall be prepared on a Modified Accrual Basis, and, at the option of Owner, shall be audited by an accounting firm selected by Owner (the “Auditor”). Owner shall be responsible for arranging for such audit and Manager shall coordinate with Owner’s Auditor and cooperate and be responsible for the preparation of Owner’s audited financial statements. A draft of the Auditor’s report for each Fiscal Year shall be submitted to Owner for approval by Owner before it is finalized. The final Auditor’s report shall be submitted to Owner within ninety (90) days following the end of each Fiscal Year.
(1)	Tax Matters Reporting.
(i)	Manager shall coordinate with Owner’s accountants and cooperate in the preparation of Owner’s tax return including, but not limited to, supplying necessary information for preparation of such tax return. The tax return will be prepared by Owner’s accountants on a timely basis and the cost of preparation and filing of the tax return will be borne by Owner. Owner’s accountant shall prepare, where applicable, Federal, state and local income and net worth tax returns only.

(ii)	As requested by Owner Manager shall complete all tax related surveys and questionnaires which Owner may annually require.

(iii)	Manager shall prepare all state and local personal property and other tax returns, as required by law, which are not prepared by Owner’s accountant.
(m)	Accounting Policies and Procedures. Notwithstanding anything to the contrary contained herein, Manager shall prepare and deliver all reports in accordance with, and shall otherwise comply with, Owner’s accounting policies and procedures as reasonably adopted from time to time. Manager acknowledges receipt of a copy of Owner’s current accounting policies and procedures.

(n)	Periodic Reports/Procedures. Manager shall cooperate with Owner’s personnel or Owner’s accounting firm in regard to random test basis procedures which will be performed on short notice (less than thirty (30) days) in regard to the evaluation of the Manager’s system of internal control and accuracy of financial books and records.

(o)	Credit Feasibility. As requested by Owner, Manager may be required to provide and update a report summarizing the credit worthiness of existing tenants at the Property and prospective tenants prior to lease execution.

(p)	Other Reports. Such other reports as Owner may reasonably request.

(q)	Certification. All quarterly, monthly and annual reports shall be certified by the President, Chief Financial Officer, or Vice President of the Manager.
3.7.	Bank Accounts.
(a)	Manager shall maintain, at Owner’s specific request, a Lock Box (the “Lock Box”) in the name of Owner for the Property for the collection of rents. In addition, Manager shall maintain the following bank accounts in the name of Owner: a lockbox account (the “Lock Box Account”), a concentration account (the “Concentration Account”) with an automatic daily short-term investment sweep feature, a controlled disbursement account (the “Controlled Disbursement Account”), and an interest bearing account for tenant security deposits (the “Security Deposit Account”).
The Lock Box Account, the Concentration Account, the Controlled Disbursement

Account, and the Security Deposit Account shall be maintained in the name of Owner at a bank as determined by Owner (the “Depository”). At Owner’s discretion, the Concentration Account, the Controlled Disbursement Account, and the Security Deposit Account may be in the name of Manager as managing agent for Owner. All bank accounts shall require two authorized signatories to draw on such accounts for payments in excess of Twenty Five Thousand Dollars ($25,000). The Manager’s representatives specified in or pursuant to subsection 2.8(b) or such other officers of Manager as Manager shall designate, subject to Owner’s approval, shall be empowered to draw upon such accounts. The Owner’s representatives specified in, or pursuant to, subsection 2.8(a) shall also be, and hereby are, empowered to draw upon such accounts. In addition, Owner, acting through its representatives specified in or pursuant to subsection 2.8(a), shall have, and is hereby granted, the authority to terminate the authority of Manager and its officers and representatives to draw upon such accounts. All funds deposited in such accounts or otherwise held by or in the name of Manager for the account of Owner shall be held by Manager in trust and shall not be commingled with Manager’s other funds. Manager shall in no event have any liability in the event that the Depository should fail, go into receivership or conservatorship or if such funds are otherwise not available for reasons beyond Manager’s reasonable control. Manager shall indemnify and hold harmless Owner from and against any and all Damages occurring by reason of any unauthorized application by Manager or its directors, officers, employees or representatives of any such funds held for the account of Owner.
(b)	Manager shall cause the transfer of funds in the Lock Box Account to the Concentration Account on a daily basis. Subject to the terms of this Agreement, Manager shall cause the transfer of funds in the Concentration Account to the Controlled Disbursement Account to the extent necessary to pay for expenses pursuant to Section 3.8 below. Monthly, on a pre-determined date or dates at Owner’s discretion, Manager shall cause the transfer of all of the available excess funds in the Concentration Account to an account in the name of Owner to be maintained at a bank determined by Owner (the “Owner’s Account”).

(c)	Manager shall ensure that security deposits are deposited promptly in the Security Deposit Account. As needed, Manager shall withdraw such amounts from the Security Deposit Account as are necessary to (i) repay a security deposit (or portion thereof) to a Tenant as required pursuant to the terms of such Tenant’s Lease; and (ii) cause the transfer of a forfeited security deposit (or portion thereof) to Owner’s Account.

(d)	Notwithstanding anything to the contrary contained herein, in the event that the Lender shall require cash management procedures in connection with any Financing, and such procedures are made known to Manager in writing, Manager agrees, at Owner’s expense, to comply with such procedures and further agrees that the cash management procedures set forth herein shall be deemed revised to the extent necessary to comply with such Lender-promulgated procedures.
3.8.	Payment of Expenses and Capital Expenditures.
(a)	Manager shall pay all expenses of operating the Property from the Controlled Disbursement Account including, without limitation, Operating Expenses, Debt Service and Capital Expenditures, to the extent there are sufficient funds in such Controlled Disbursement Account to pay such amounts. All such expenses shall be paid in the order provided for in subsection 3.8(c) below. At the discretion of Owner, Capital Expenditures may be required to be approved by Owner prior to payment or be funded separately by Owner. If Owner elects to fund the Capital Expenditures separately, Capital Expenditures are to be requested based on actual expenditures and supported by actual invoices. If and when a requisition is made, Manager must provide the following:
(i)	an itemization by category of the Capital Expenditure;

(ii)	within each Capital Expenditure type (i.e. tenant improvements, Leasing Commissions or building improvements) a brief summary by Tenant or type of improvement which indicates what was previously spent, the current request and the estimated amount to complete the project;

(iii)	a comparison to the original Budget with an explanation for any variance; and

(iv)	copies of supporting invoices.
(b)	If the funds on deposit in the Concentration Account and the Controlled Disbursement Account are insufficient or projected to be insufficient to cover the amounts necessary to pay the Operating Expenses, Debt Service and Capital Expenditures for such month, Manager shall promptly notify Owner, and Owner shall, in its sole and absolute discretion, make up such negative cash flow by depositing an amount equal to the deficit in the Concentration Account. If requested by Owner in writing, Manager may, but shall not be obligated to, advance Manager’s own funds on behalf of Owner to make up any negative cash flow; and, if Manager makes any such advance from Manager’s own funds at the request of Owner, Owner shall reimburse Manager for any such advance plus interest thereon at the rate per annum publicly announced by the Depository as its base or prime rate, from the date of such advance to but not including the date of such reimbursement.

(c)	Manager shall use the Controlled Disbursement Account to pay when due the following items in the following order of priority (to the extent there are sufficient funds in such Controlled Disbursement Account to pay such amounts):

(i)	all real estate taxes as and when they become due, and, in any event before the date on which interest and/or any penalty becomes payable with respect thereto and, if directed by Owner, insurance premiums as and when they become due and payable with respect to the Property;

(ii)	if applicable, Debt Service;

(iii)	all utility charges as and when they become due and payable with respect to the Property;

(iv)	all proper charges due and payable under the Contracts;

(v)	all amounts necessary to purchase supplies, tools, uniforms and other materials necessary for the proper maintenance and operation of the Property;

(vi)	all other fees, costs and expenses payable pursuant to this Agreement, including the Management Fee and other amounts due to Manager under this Agreement; and

(vii)	all Capital Expenditures for such period.
To the extent there are not sufficient Funds in the Controlled Disbursement Account to pay the amounts owing to Manager under subsection 3.8(c)(vi) above, Owner shall be obligated to pay such amounts, which obligation shall survive the expiration or termination of this Agreement.

(d)	Subject to the immediately succeeding sentence and subsection 3.2(b), Owner shall reimburse Manager for all actual out-of-pocket expenses incurred and paid by Manager in connection with the management, maintenance, repair and operation of the Property pursuant to the Budget. Such expenses shall not include (except as specifically provided herein or in the Schedules attached hereto) (i) the Manager’s central office overhead or other central office general, leasing or administrative personnel or other expenses, (ii) travel expenses to and from the Property, (iii) the costs of providing the reports and documents to be provided pursuant to the provisions hereof, other than the costs and expenses incurred by Manager’s on-site staff and the Auditor’s services hereunder, (iv) costs and expenses (including overhead) attributable to services rendered by off site personnel of Manager or its Affiliates in connection with the management, leasing and operation of the Property, except to the extent such services are expressly set forth in, and are in accordance with, the Budget, or (v) costs and expenses of Manager set forth in subsection 3.2(b).

(e)	Except as provided in subsection 3.1(b)(vii), Manager shall not make any disbursements without Owner’s approval, for those costs and expenses which would result in variances of actual Fiscal Year to date expenses exceeding the budgeted amounts (subject to the Variance Threshold) set forth in the then current Budget.
3.9.	Services with Respect to Financing.
(a)	Manager shall, at the expense of Owner, in accordance with the Budget, duly and punctually pay and perform on behalf of Owner all of those Owner’s obligations so requested by Owner for any Financing, to the extent Manager is informed in writing of such requirements, and use its commercially reasonable efforts to comply with all of the terms and provisions of the Financing Documents.

(b)	Each of Manager and Owner shall promptly notify the other upon learning of any default, or event of default or event which, with the giving of notice or the passage of time or both, might constitute a default or an event of default under any Financing. Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, take such action as Owner shall direct.

(c)	Without the consent of Owner, Manager (i) shall not modify, or in any way alter, the provisions of any Financing Documents and (ii) shall not take any action, or omit to take any action or give any notice, the taking, omission or giving of which might result in the occurrence of a default by Owner under any Financing Documents.

(d)	Each of Manager and Owner shall promptly notify the other upon receiving any notice under any Financing (and furnish a copy of the notice received by it with its notice to the other party) of any default, event of default or condition which, with the giving of notice or the passage of time or both, might result in a default or event of default by Owner under any Financing. Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, shall take such action as Owner shall direct.

(e)	Manager shall prepare all information, schedules and reports and provide any and all materials required by (or requested by Lender and approved by Owner) any Financing Documents, including, without limitation, preparing rent rolls, obtaining tenant estoppel certificates, providing copies of Leases, preparing historic income and expense data for Financings and providing debt covenant compliance information including, but not limited to, rent rolls, annual Budget, audited financial statements, debt service coverage ratio calculations.
3.10.	Notification of Sale or Financing Transaction.

Notwithstanding anything to the contrary set forth in this Agreement, it shall be a material covenant of Manager under this Agreement that Manager deliver a written notice to J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167, Attn: Benjamin G. Gifford (Fax: (212) 648-2261) and Temra

Wollman (Fax: (212) 648-2266) promptly upon becoming aware that any Person (including, without limitation, any employee or agent of Owner) is offering or otherwise marketing the Property for sale or offering the Property as collateral in connection with or arising from any financing transaction. Manager’s failure to comply with the foregoing covenant shall constitute a material default under this Agreement, entitling Owner to terminate this Agreement upon notice to Manager.

3.11.	Inspections.

Manager acknowledges that during the Term, designated representatives of firms other than Owner or affiliated companies, may, with Owner’s prior written consent, have reason to review and examine during normal business hours the accounting books and records, the Lease files, revenue, operating expenses, Tenant sales information, and other property data that is under the control of Manager, and Manager will reasonably cooperate with these designated representatives. Manager further acknowledges that these services are included within the scope of this Agreement and that no additional fees are required over and above the basic management fee contained within this Agreement.

3.12.	Limitation of Authority.

Notwithstanding any provision of this Agreement to the contrary, Manager shall not, without prior approval by Owner: (a) convey, transfer, assign, pledge, hypothecate or encumber or otherwise Lien any property or asset of Owner; (b) except as expressly provided herein, retain attorneys on behalf of Owner; (c) enter into any dealings concerning the Property or with Tenants of space in the Property for Manager’s own account; (d) pledge the credit of Owner, except for purchases made in the ordinary course of business of operating the Property or as otherwise contemplated pursuant to this Agreement in conformity with the Budget; and (e) borrow money or execute any promissory note or other obligation or mortgage, security agreement or other encumbrance in the name of or on behalf of Owner. The limitations set forth in this Section 3.12 shall be in addition to all other restrictions on the authority of Manager set forth in this Agreement.

4.	Services with Respect to Property Sales and Post Sale-Closing.

In regard to any potential sale of the Property, Manager shall cooperate with Owner during the due diligence process and, as reasonably necessary, perform the following duties and obligations during and after the sale process:
(i)	Prepare current rent rolls, copies of Leases, historic income and expense data and such other materials necessary to offer the Property for sale.

(ii)	Process information requests as necessary and as requested by Owner, or due diligence requests of potential buyers, including access to Lease files, financial statements, service contracts, and supporting billing and disbursement documentation.
(iii)	Prepare and provide schedules and support for closing adjustments including revenue and expense prorations and, if necessary, reconciliations of estimated billed recoverable expenses versus actual.

(iv)	Prepare final accounting for the sale of the Property and, as necessary, participate in the fieldwork and preparation of the financial statements or audited financial statements to be prepared by the Auditor. The fieldwork would include, but not be limited to, providing access to the Property’s books and records and having qualified personnel available to answer any questions which may arise during the fieldwork.

(v)	As necessary Manager shall prepare the final expense and recoverable expense reconciliations regarding the proration of revenues and expenses for the sale of the Property.

(vi)	Manager shall process any invoices, if applicable and as approved by Owner, for payments made relating to property expenses for a period of ninety (90) days after the sale date.

(vii)	Manager shall prepare, upon the request of Owner, a final schedule of distributions to be made.

(viii)	After processing property disbursements and distributions, Manager shall close all bank accounts for which it has authorization.
These post-closing duties and obligations may span a period covering approximately ninety (90) days. The Management Fees covering the period of the Owner’s interest in the property will represent the only compensation which Manager will receive for these services.

5.	Insurance

5.1.	Owner’s Insurance.
         Owner shall maintain in full force and effect with respect to the Property and any personal property of Owner located at the Property and used in connection therewith, insurance policies satisfactory to Owner issued by insurance companies, which have an A.M. Best General Policyholder’s Service rating of not less than “A- VIII” (or otherwise satisfactory to Owner), which are licensed, or approved to do business, in the state in which the Property is located and which are otherwise satisfactory to Owner. At the request of Owner, Manager shall obtain same at Owner’s expense, subject to the review and acceptance of all coverage by Owner. If requested by Owner, such policies shall provide the following coverages:
(a)	All Risk property damage insurance including, without limitation, fire, flood, sprinkler leakage, water damage and earthquake, if applicable and available at commercially reasonable rates, in an amount and with an agreed amount endorsement sufficient to prevent Owner from becoming a co-insurer in any loss under the policy or equal to the replacement cost of the Property, the lesser of the two, and a deductible approved by Owner. The policies of insurance carried in accordance with this subsection 5.1(a) shall contain (i) a replacement cost endorsement without deduction for depreciation or obsolescence and (ii) a waiver of subrogation clause, all in form satisfactory to Owner.

(b)	Rental value insurance on the Property, if applicable, with a minimum twelve (12) month indemnity period.

(c)	Business Interruption Insurance, if applicable, on an eighty percent (80%) Gross Earnings Form, with a minimum twelve (12) month indemnity period and including ordinary payroll coverages.

(d)	Commercial General and Excess Liability Insurance, written on an occurrence basis, including blanket contractual liability, products and completed operations and personal injury coverage with a combined single limit for any one occurrence of $15,000,000 or such higher limit as Owner may from time to time request. Such requirement may be satisfied by a layering of Commercial General Liability, Umbrella and Excess Liability policies, but in no event will the liability insurance be written for an amount less than $15,000,000 combined single limit for bodily injury and property damage liability.

(e)	Boiler and Machinery Breakdown Direct Damage Insurance and third party liability coverage (if not covered under the Commercial General Liability Policy) with full comprehensive coverage on a repair and replacement basis for all HVAC equipment, electrical equipment, boilers and machinery which form a part of the Property including Business Interruption Coverage for Loss of Rental Income in connection therewith in accordance with subsection 5.1(c) hereof.

(f)	During the course of any construction or repair of Improvements or during the course of Restoration on the Property (other than Tenant leasehold Improvements), Builder’s Risk Insurance on a completed value basis and on a non reporting form against “all risks of physical loss,” including flood (if available at commercially reasonable rates), earthquake (if available at commercially reasonable rates), collapse and transit coverage (if available at commercially reasonable rates), during construction of such Improvements or Restoration, with deductibles satisfactory to Owner, covering the replacement cost value of work performed and the equipment, supplies and materials furnished (unless such equipment, supplies and materials are required to be insured by contractors or vendors) and rent loss insurance for a period not less than twelve (12) months in an amount satisfactory to Owner. Such policy of insurance shall contain a “permission to occupy upon completion of work or occupancy” endorsement, a waiver of coinsurance or an agreed amount endorsement and an agreement by the insurer that following a loss, the insurer will pay to the insured (i) the full value of the loss (less the deductible) provided Owner is required to or elects to rebuild or (ii) the actual cash value of the loss in the event Owner is not required to or does not elect to rebuild.
(g)	Such other insurance with respect to the Property, in such amounts as Owner (or any lender in connection with a Financing) from time to time may require against such other insurable hazards which at the time are commonly insured against in respect of property similar to the Property.
      Manager shall submit all insurance policies it obtains on behalf of Owner pursuant to this Section 5.1 for Owner’s review and approval.

5.2.	Manager’s Insurance.
     Manager shall, at the expense of Manager, maintain in full force and effect insurance policies with respect to the employees of Manager satisfactory to Owner issued by insurance companies which have an A.M. Best General Policyholder’s Service rating of not less than “A-,VIII” which are licensed in the state in which the Property is located and which are otherwise satisfactory to Owner. Such policies shall provide the following coverage:
(a)	Worker’s compensation and employer’s liability insurance subject to the statutory limits of the state in which the Property is located. Manager shall provide Owner with a certificate evidencing such coverage with the following provisions: (i) coverage for injury, death or occupational disease of Manager’s employees arising out of or in the scope of employment; and (ii) employees’ liability insurance with a limit of at least $1,000,000 per each accident and per each employee.

(b)	Comprehensive automobile liability insurance covering owned, non-owned, and hired vehicles in an amount not less than $ 1,000,000 combined single limit for bodily injury and property damage. Such requirements may be satisfied by layering of comprehensive automobile liability, umbrella and excess liability policies.

(c)	Fidelity bond and computer crime insurance with an annual limit of a minimum of $5,000,000 for each director, officer, employee or agent of Manager associated with the management of the Property including the handling of receipts and disbursements.

(d)	Commercial general and umbrella liability insurance, written on an occurrence basis, in an amount not less than $1,000,000 and $10,000,000, respectively. Such umbrella liability insurance shall apply in excess of the commercial general liability insurance and the insurance required in subsections 5.2(a) and 5.2(b).

(e)	Professional liability insurance with an annual limit not less than $5,000,000 per occurrence and in the aggregate with an extended period of indemnity. Such insurance policy shall survive the termination or expiration of this Agreement for a minimum two (2) years following the expiration or termination of this Agreement.
5.3.	Blanket Insurance.
     Manager may effect any coverage required under this Article 5 under a blanket insurance policy satisfactory to Owner, provided that (i) any such policy of blanket insurance either shall specify therein, or the insurer under such policy shall certify to Owner, (A) the maximum amount of the total insurance afforded by the blanket policy allocated to the Property and (B) any sub-limits in such blanket policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Article 5; (ii) any such policy of blanket insurance shall comply in all respects with the other provisions of this Article 5; and (iii) the protection afforded under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Property.
5.4.	Policies.
(a)	The insurance maintained under Section 5.1 shall name Owner as the Insured, and Manager as additional insured as their interests may appear. Such insurance may also be extended to name other persons as Owner may specify, from time to time, as additional insureds as their interests may appear.

(b)	The insurance maintained under Section 5.2 shall name Manager as the insured thereunder. The insurance maintained under subsections 5.2(b) and (d) shall name Owner and such other persons as Owner may specify, from time to time, as additional insureds as their interests might appear.

(c)	All insurance maintained under this Article 5 shall provide that (i) no cancellation or reduction thereof shall be effective until at least thirty (30) days after receipt by Owner and Manager of written notice thereof; and (ii) all losses shall be payable notwithstanding any act or negligence of Manager or any Tenant or their partners, directors, officers, employees or agents which might, absent such agreement, result in a forfeiture of all or part of such insurance payment and notwithstanding (a) the occupation or use of the Property for purposes more hazardous than permitted by the terms of such policy, or (b) any foreclosure or other action or proceeding taken pursuant to the provision of any mortgage with respect to the Property or (c) any change in title or ownership of the Property. In the event of a Financing all insurance shall comply with the terms of such Financing.

(d)	Manager shall furnish to Owner, without notice or demand, not later than fifteen (15) days prior to the expiration date of each policy required to be maintained hereunder, certificates of insurance or other evidence satisfactory to Owner of the renewal thereof, and evidence satisfactory to Owner of payment of the premiums therefor. Upon Owner’s request, Manager shall deliver a copy of each policy certified to be a true copy by the insurer or insurance broker with respect to such policy.
5.5.	Payment of Premiums by Owner.
     If Manager fails to maintain the insurance required to be maintained under this Article 5 (including the insurance on behalf of Owner that Owner may request pursuant to Section 5.1) or fails to deliver evidence of insurance, Owner may, but shall not be obligated to, obtain such insurance and pay the premiums therefor and in the case of the insurance described in Section 5.2 or the duplication of any other insurance described in Article 5, Manager shall, on demand, reimburse Owner for all sums advanced and expenses incurred in connection therewith other than in connection with insurance on behalf of Owner.
5.6.	Claims.
     In the event of a loss related to the Property under any of the insurance policies described in Section 5.1 and subsections 5.2(b), and (d), Manager shall, if Manager has knowledge of the loss, promptly and timely after learning of same, file a claim on behalf of Owner (and Manager if such party is also an insured) and use its commercially reasonable efforts and due diligence to monitor such claim on behalf of such insured party and cooperate fully with any appointed representatives, consultants and adjusters retained by or on behalf of the insurance companies’ interests.
5.7.	Waiver.
     Owner shall waive all rights of claims against Manager under its property insurance policies referred to in Section 5.1 and represents to Manager that such waiver of claims will not affect the effectiveness of coverage of such policies; and Owner will obtain an endorsement, if necessary, to confirm that the waiver of claims herein granted will in no manner affect the coverage of such policies.
6.	Manager’s Compensation

6.1.	Management Fees.
(a)	Owner shall pay Manager, and Manager shall accept, as compensation for Manager’s management services during the Term a fee (“Management Fee”) on a monthly basis in an amount equal to four percent (4%) of Gross Receipts actually collected by Manager during that month.

(b)	The Management Fee for any month shall be paid as an Operating Expense on or prior to the last day of the month to which it relates. Subject to Section 3.8(c), Manager is hereby authorized to pay itself the Management Fee from the Controlled Disbursement Account. To the extent there are insufficient funds in the Controlled Disbursement Account, after compliance with the payment priority subsections of said Section 3.8(c), to pay the Management

Fee, Owner shall be obligated to pay the Management Fee.
(c)	For the purposes of this Section 6.1, the term “Gross Receipts” shall mean all amounts actually collected as rents or other charges for use or occupancy of space or facilities in the Property, including furniture rental, forfeited security deposits (but only to the extent such forfeited security deposits are applied against rents owed under the Lease in question and are not used for other purposes), percentage rent, common area charges, reimbursements for utilities, reimbursement for taxes, tenants’ charges, late charges and other miscellaneous income with respect to the Property, but excluding other receipts, such as (i) all amounts collected from any parking facility, interest or investment income, (ii) security deposits (unless and until applied against rents as provided above), (iii) insurance proceeds (except for rent loss insurance proceeds), (iv) tax refunds, (v) Condemnation awards, (vi) dividends on insurance policies, (vii) any lease buy out, pick up or any other consideration received by Owner for accepting a surrender or other termination or cancellation of a Lease, voluntary or otherwise; and (viii) proceeds of any other Capital Event.
6.2.	Leasing Commissions and Expenses Generally.
     Owner shall pay, and Manager shall accept, the leasing commissions (the “Leasing Commissions”) and expenses hereinafter specified as and for Manager’s full compensation and reimbursement for the leasing/brokerage services to be rendered and the expenses to be incurred by it hereunder in connection with the leasing of the Property.
6.3.	Leasing Commissions on Approved Leases.
(a)	If a new Lease with a new Tenant is approved by Owner and the same is executed and delivered while this Agreement is in effect by or on behalf of both the Tenant and Owner, then Owner shall pay to Manager within the times hereinafter specified, a Leasing Commission with respect to such Lease to be determined and computed as follows;
(i)	an amount equal to (A) if no cooperating broker is involved, the lesser of the market rate or four percent (4%) and (B) if a cooperating broker is involved, the lesser of the market rate or two percent (2%), of the Base Rent payable under, and during the first ten (10) years of the non cancelable primary term of such Lease, other than upon the extension or renewal thereof.

(ii)	No commission is payable for primary lease terms in excess of ten (10) years.
(b)	The Leasing Commission described in subsection 6.3(a) shall be payable as follows:

(i)	Fifty percent (50%) of such commission shall be due and payable upon the execution and delivery of the Lease by or on behalf of both the Tenant and Owner; and

(ii)	Fifty percent (50%) of such commission shall be due and payable when tenant improvements, if any, have been completed, the Tenant occupies the leased space, a certificate of occupancy has been issued for the leased space and a copy has been delivered to Owner and the Tenant commences payment of regularly scheduled monthly rent.
(c)	Unless otherwise agreed for a specific Lease, if a Lease provides that the Tenant shall have the right to cancel the Lease prior to the expiration of the term thereof, the Leasing Commission described in subsection 6.3(a) shall be determined and computed only upon the non-cancelable portion of the term. If the Tenant elects not to cancel the Lease and if the right to cancel relates to the first five (5) years of the term, an additional Leasing Commission determined and computed for the balance of the primary term as described in subsection 6.3(a) shall be payable when the right to cancel expires, but if the right to cancel relates to a period after the first five (5) years of the term, the Tenant’s election not to cancel shall be treated as an extension of the Lease, and an additional Leasing Commission determined and computed as described in Section 6.4 shall be payable when the option to cancel expires.

(d)	In addition, Owner shall reimburse Manager for:
(i)	the reasonable actual out-of pocket costs of all advertising plans and promotional materials approved by Owner; and

(ii)	the cost of all reasonable attorneys’ fees incurred in the leasing of any space at the Property, provided that, in each case, the use of outside attorneys and fees payable thereto have been approved in advance by Owner (such attorneys to be retained and paid by Owner).
Manager shall not be entitled to reimbursement from Owner for any costs or expenses of any kind or nature, except to the extent specifically set forth in this Section 6.3 (D).

6.4.	Leasing Commissions on Extensions and Renewals.
     With respect to an extension or renewal of a Lease, whether under a Lease with an existing Tenant, or a modification or extension of an existing Lease, and when the Tenant occupies the leased space with respect to such extension, then Owner shall pay to Manager a Leasing Commission with respect to any such extension or renewal equal to fifty percent (50%) of the Leasing Commission that would have been determined and computed to be payable for a new Lease with a new Tenant under subsection 6.3(a) with respect to the Base Rent due during the extension or renewal term; provided that, regardless of whether a co-broker was involved, such Leasing Commission shall be calculated as if no co-broker was involved. The Leasing Commissions payable by Owner pursuant to this Section 6.4 shall be payable one hundred percent (100%) upon the execution and delivery of the applicable Lease amendment or renewal by or on behalf of both the Tenant and Owner (including, if applicable, by Manager on behalf of Owner in accordance with the provisions hereof).
6.5.	Definition of Base Rent.
     For the purpose of computing any Leasing Commission due and payable hereunder, the term “Base Rent” shall mean the fixed rent stated in the Lease in question (regardless of how such rent is denominated), but excluding the following items of additional rent (regardless of how such items are denominated and whether or not they are identified separately from the fixed rent under such Lease or payable as part of, or an increase in, the fixed rent):
(a)	any additional rent payable pursuant to any escalation provision in such Lease and representing the Tenant’s share of Owner’s operating costs and expenses, real estate taxes, utilities, insurance and the like or any increase therein, including any escalation provision which is determined on the basis of any consumer price or other index;

(b)	any additional rent representing reimbursement to Owner for electricity, gas, oil or other utility charges or service paid by Owner in respect to the Tenant’s leased space which are not to be provided by Owner during regular building hours pursuant to the applicable standard form of lease;

(c)	any additional rent representing (i) special tenant services, which in the judgment of Owner, exceed those normal services provided to all Tenants or (ii) an amortization of the Tenant’s contribution to the Owner for tenant finish which is non-standard tenant finish or unique to a specific Tenant’s use or occupancy, or any increase in the base rent (over the prevailing base rent quoted by Owner to other prospective Tenants) which represents an amortization of the cost of such tenant finish;

(d)	reimbursements to Owner for advances made pursuant to a Lease;

(e)	rent for parking;

(f)	any additional rent payable for space based upon a percentage of sales or gross receipts, except that, in the case of a Lease which provides that only a percentage rent and no base rent, is payable either for a specified period of time or for the entire term of such Lease, the base rent shall be deemed to be the amount to be determined by Owner and Manager in good faith prior to entering into any such Lease;

(g)	any damages, penalty payment, service charge, late charge or cancellation policy and/or interest relating to any of the foregoing;

(h)	rent for services or facilities available to a Tenant at locations other than the Tenant’s leased space at the Property (including any storage space rental);

(i)	rentals payable upon continuation of a Lease on a month-to-month basis;

(j)	any consideration received by Owner for the sale or lease of any personal property or fixtures used in connection with the Property;

(k)	amounts payable, by reason of direct payment by a Tenant for electricity, heat, air conditioning, utilities, supplies and/or other goods and services;

(1)	any lease buy-out, pick-up or any other consideration received by Owner for accepting a surrender or other termination or cancellation of a lease, voluntary or otherwise;

(m).	any sublease or other profits received by Owner as a result of subleasing or assignments done by a tenant;

(n)	any security deposit or payment of rent in advance as security; and

(o)	any other rent which is not base rent.
6.6.	Cooperating Brokers, Finders and Other Persons.
(a)	In the case of each Lease entered into with the participation of a cooperating broker Owner shall pay or cause to be paid the Leasing Commissions set forth in a separate agreement between Owner and the cooperating broker. Any payment of a Leasing Commission to Manager or a cooperating broker shall include and cover any salesperson of either of them who may be entitled to share in such commission.

(b)	Except as specified in subsection 6.6(a) with respect to a Leasing Commission which is to be paid to a cooperating broker, and except as provided for in the last sentence of subsection 3.3(a), if applicable, Manager shall be solely responsible for commissions, fees, charges and expenses of all brokers, sales persons, finders and other persons involved in procuring or producing Tenants for, or negotiating Leases with respect to, the Property; and Manager shall indemnify, defend and hold harmless Owner from and against any and all claims for commissions, fees, charges or expenses of any and all brokers, sales persons, finders and other persons, and any and all Damages, relating thereto, except in any such case, to the extent of Owner’s wrongful acts or omissions. The provisions of this subsection 6.6(b) shall survive the expiration or termination of this Agreement.

6.7.	Leasing Commissions Payable After Termination.
     Manager shall be entitled to receive the Leasing Commissions specified herein with respect to any Lease or renewal, extension or expansion of an existing Lease for which it commenced negotiations during the Term, provided that (a) Manager lists such Lease in a certificate delivered to Owner within ten (10) days after the termination of this Agreement and (b) such Lease or renewal, extension or expansion of an existing Lease is executed and delivered by the Tenant and Owner within ninety (90) days after the termination of this Agreement. Owner shall negotiate in good faith with the Tenant or prospective Tenant in question in an effort to consummate the extension or expansion of Lease in question within said ninety (90) day period. Except as expressly provided in this Section 6.7, no Leasing Commission shall be payable to Manager with respect to (i) any new Lease entered into after the termination or expiration of this Agreement or (ii) any renewal, extension or expansion option contained in any Lease if such option is exercised by the Tenant after the termination or expiration of this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, no Leasing Commissions provided for in this Section 6.7 shall be payable to Manager if this Agreement is terminated as a result of (a) the sale of the Property to a third party or (b) Manager’s default hereunder (but in each case without affecting Manager’s right to receive commissions earned prior to the date of termination).
6.8.	No Duplication.
     No fees or reimbursement of expenses paid by Owner hereunder shall be duplicative of any other amounts paid by Owner under this Agreement, or any other agreement to which Manager or any Affiliate of Manager and Owner or any Affiliate of Owner are parties.
6.9.	No Other Fees.
     Manager acknowledges and agrees that it shall not be entitled to any fees or commissions for the performance of its duties and obligations under this Agreement except for the Management Fee, and the Leasing Commissions.
7.	Term

7.1.	Term.
     The Term shall commence as of the date hereof and shall expire on the first (1st) anniversary of the date hereof (the “Initial Term”), unless extended or sooner terminated as hereinafter provided.
7.2.	Extension.
     After the expiration of the Initial Term, subject to termination under Section 7.3, the term of this Agreement shall be automatically extended for an additional one (1) year period.

7.3.	Termination.
(a)	In the event of the sale of all or substantially all of the Property by Owner (including any sale by agreement, foreclosure or otherwise), this Agreement shall terminate upon the consummation of such sale.

(b)	If any one or more of the following events (each an “Event of Default”) shall occur and be continuing:
(i)	if Manager shall assign this Agreement or delegate its duties hereunder without the consent of Owner;

(ii)	if any material license or qualification held by Manager and necessary for the performance of its duties or services hereunder shall be terminated or suspended, and such termination or suspension, as the case may be, is not reversed within thirty (30) days following notice thereof by the applicable licensing authority or Owner;

(iii)	if Manager or any of its directors, officers or employees shall misappropriate any funds of Owner or otherwise be guilty of gross negligence, willful misconduct, bad faith fraud, malfeasance or breach of fiduciary duty, reckless or criminal misconduct in connection with Manager’s duties hereunder;

(iv)	if Manager shall fail to pay any amount payable to Owner under this Agreement when due and such default shall continue for five (5) days after written notice thereof to Manager;

(v)	(a) if Manager shall fail to comply with any provision of this Agreement (other than those described in subsection 7.3(b)(i) through (iv) and (vi) through (viii)) and such Default shall continue for ten (10) days after notice of such Default is given by Owner to Manager; (b) or, if such Default cannot reasonably be cured within such ten (10) day period, if Manager shall fail to commence the curing of such Default within such ten (10) day period (and to notify Owner within such ten (10) day period that Manager has commenced such cure and will prosecute such cure diligently and complete the same, which notice shall specify Manager’s estimate of the time period within which such cure will be completed) or, thereafter, shall fail to prosecute such cure diligently and complete the same within sixty (60) days; (c) or if, after the ten (10) day period described in clause (a) of this subsection 7.3(b)(v), Owner is subject to any criminal liability or unbonded civil liability, or the Property is subject to any unbonded Lien or Owner or the Property is subject to any material risk of loss by reason of Manager’s failure to comply with such provision of this Agreement;

(vi)	if Manager shall fail to follow any lawful direction of Owner with respect to the Property which direction complies with this Agreement and such Default shall continue for five (5) Business Days after notice of such Default given by Owner to Manager;
(vii)	(a) if Manager shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidation, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or (b) if an involuntary case or other proceeding shall be commenced against Manager seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days; or (c) if an order for relief shall be entered against Manager under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; or

(viii)	if there shall be a dissolution or termination of the corporate existence of Manager by merger, consolidation or otherwise;
then, following the occurrence of any such Event of Default, Owner shall have the right to terminate this Agreement by notice to Manager and to exercise any and all other rights and remedies available under this Agreement and at law or in equity.
(c)	Notwithstanding anything to the contrary contained herein, Owner shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Manager, with or without cause.

(d)	In the case of an Event of Default under subsections 7.3 (b)(vii)(a) or (c), the notice of termination shall be deemed to have been given upon the occurrence of such Event of Default.

(e)	Following the expiration or termination of this Agreement, Manager shall cooperate fully with Owner and Owner’s agent and representatives to effectuate an orderly transition in connection with the management and/or operation of the Property. Upon the expiration or termination of this Agreement, or as otherwise provided in Article 4, Manager shall deliver to Owner any (i) monies owed to Owner and/or tenant security deposits held or received by Manager for Owner’s account, (ii) a final accounting within thirty (30) days after the last day of the calendar month in which such termination occurs, (iii) all books, records, Leases, Contracts, agreements, and other documents and instruments in Manager’s possession or control relating to the Property, or the management or operation thereof, (iv) the unused inventory of all supplies, materials, tools and equipment used in connection with the management and/or operation of the Property, and (v) all keys to any locks on the Property then in the possession of Manager, together with any plans and specifications pertaining to the Property then in the possession of Manager. The provisions of this subsection 7.3(e) shall survive the expiration or termination of this Agreement.
7.4.	Determination of Fees.
     All fees and other sums payable by Owner to Manager hereunder (except as otherwise provided herein) shall cease and be determined (subject to claims by Owner for Damages in connection with defaults by Manager) as of the expiration or termination of this Agreement, but the obligation to pay such determined but unpaid fees and reimbursements shall survive the expiration or termination of this Agreement. Management Fees for partial months shall be pro rated on the basis of the number of days in said month. Leasing Commissions are deemed to be earned at the time of lease execution and shall be paid in accordance with Sections 6.3, 6.4, 6.5, 6.6 and 6.7.
8.	Miscellaneous

8.1.	Notices.
     All notices, requests, permissions, waivers and other communications (individually and collectively, a “Notice”) to either party hereunder shall be in writing and, unless otherwise specified herein, shall be delivered by hand, facsimile, United States registered or certified mail, return receipt requested, United States Express Mail, Federal Express, Airborne Express or any other national overnight express delivery service (in each case postage or delivery charges paid by the party giving such communication) addressed to the party to whom such communication is given at its address or facsimile number set forth below:
If to Owner, to:
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention: Temra Wollman
Facsimile: 212-648-2266
If to Manager, to:

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Attention: Stephen Hefner
Facsimile: 713-850-0498
     Unless otherwise specified herein, each such Notice addressed and given as set forth above shall be effective (i) the date of receipt of such Notice, or attempted delivery of such Notice, if receipt is refused; and (ii) if sent by mail as aforesaid, the date which is seventy-two (72) hours after such Notice is deposited in the mail, postage prepaid as aforesaid. Any party listed above may change its address under this Section 8.1 by notice to the other parties listed above provided that no such address shall be located outside of the United States of America. As a condition to the effectiveness of any Notice delivered by facsimile, a confirmation copy of such Notice must also be delivered by hand, United States registered or certified mail, return receipt requested, United States Express Mail, FedEx, Airborne Express or any other national overnight express delivery service.
8.2.	Representations and Warranties of Manager.
     Manager represents and warrants to Owner that (i) Manager is a corporation, duly organized and validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance by Manager of this Agreement are within its power, have been authorized by all necessary corporate action and do not contravene any provision of its by-laws or articles of incorporation; (iii) this Agreement has been duly executed and delivered by Manager; (iv) this Agreement is a valid and binding obligation of, Manager; (v) the execution, delivery and performance by Manager of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any Lease or any other material agreement or contract by which Manager, or its activities or the Property is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Manager, its activities or the Property; and (vii) no order, permission, consent, approval license (other than those already held by Manager), authorization, registration or filing by or with any governmental authority having jurisdiction over Manager, its activities or the Property is required for the execution, delivery or performance by Manager of this Agreement.
8.3.	No Partnership, etc.
     Nothing in this Agreement shall be construed as making Owner or Manager partners, joint ventures or members of a joint enterprise or as creating between Owner and Manager any employer employee relationship.
8.4.	Severability.
     If any provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the other provisions of this Agreement or the application of such provision to other Persons or circumstances shall not be effected thereby but shall continue to be valid and enforceable to the fullest extent permitted under applicable law.
8.5.	Modification.
     Except as specified herein, no provision of this Agreement shall be modified, waived or terminated except by an instrument in writing signed by the party against whom such modification, waiver or termination is to be enforced.
8.6.	Successors and Assigns.
(a)	This Agreement shall be binding upon and inure to the benefit of Manager and Owner and their respective successors and assigns, and all references in this Agreement to “Manager” and “Owner” shall include the respective successors and assigns of such parties.

(b)	Notwithstanding the foregoing, Manager shall not assign this Agreement or delegate its duties and obligations hereunder without the prior written consent of Owner, which consent may be granted or withheld in the sole and absolute discretion of Owner.
8.7.	Limitation of Liability.
     Notwithstanding anything to the contrary, if Manager shall recover any judgment against Owner in connection with this Agreement, Manager shall look solely to Owner’s interest in the Property for the collection or enforcement of any such judgment, and no other assets of Owner shall be subject to levy, execution or other process for the satisfaction or enforcement of such judgment, and neither Owner nor any Person having an interest in Owner shall be liable for any deficiency.
8.8.	Governing Law/Consent to Jurisdiction/Waiver of Trial by Jury.
     THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND ENTERED INTO BY OWNER AND MANAGER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED BY THIS AGREEMENT, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY, PERFORMANCE AND ENFORCEABILITY, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY

CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST EITHER PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY ONLY BE INSTITUTED IN A FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING. OWNER AND MANAGER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. MANAGER DOES HEREBY DESIGNATE AND APPOINT
CT CORPORATION SYSTEM
111 EIGHTH AVENUE, 13TH FLOOR
NEW YORK, NEW YORK 10011
(212) 894-8940
     AS SUCH PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH PARTY IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH PARTY (I) SHALL GIVE PROMPT NOTICE TO THE OTHER PARTY OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK, OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     EACH PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH ITS COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BROUGHT WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO THIS

AGREEMENT. EACH PARTY AGREES THAT IT SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
     These provisions shall not be deemed to have been modified in any respect or relinquished by either party hereto except by a written instrument executed by such party.
8.9.	Confidentiality.
     Manager covenants and agrees that references to Owner shall identify Owner as AmREIT SSPF Berkeley, LP. Manager covenants and agrees to obtain the approval of Owner, which approval may be withheld in Owner’s sole discretion, before referencing or identifying Owner in brochures, signs, tombstones, advertisements or other items placed in general circulation regarding the Property, or any part thereof, or Manager or Owner. Manager covenants and agrees with Owner that Manager will not disclose to any third party the participation of JPMIM or its Affiliates in the transactions contemplated hereby (other than to any entity controlled by or under common control with Manager or as consummation of the transactions contemplated hereby) except with the approval of Owner or Morgan, which approval may be withheld in Owner’s or Morgan’s sole discretion.
     Each party agrees, for itself and all persons retained or employed by such party in performing its obligations hereunder, to hold in confidence and not to use or disclose to others any confidential or proprietary information of the other party heretofore or hereafter disclosed to such party, except where the other party specifically authorizes such party to disclose any such confidential or proprietary information to others or such disclosure reasonably results from the performance of such party’s obligations hereunder. The provisions of this Section shall survive the expiration or termination of this Agreement.
8.10.	Counterparts.
     This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
8.11.	Exclusive Benefit
     Neither this Agreement nor any provision hereof nor any service, relationship or other matter alluded to herein shall inure to the benefit of any third party (except a successor or assign of Owner and its mortgagees, if any), to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants in such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or as many of such rights as the other party shall elect to void) except to receive any moneys which are due to the insolvent or bankrupt party.

8.12.	Attorney’s Fees.
     If either party hereto shall obtain a judgment against the other party in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.
8.13.	Competing Properties.
     Except as set forth in this paragraph, each party may own, invest in, develop, operate, manage and/or lease properties which compete with the Property and the other party shall have no interest in such competing properties and this Agreement shall not apply to any such competing properties. Manager hereby covenants and agrees that so long as this Agreement remains in force, Manager will not become manager and/or leasing agent for any other retail properties located in the same geographic area as the Property, without giving Owner at least thirty (30) days prior written notice.
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     IN WITNESS WHEREOF, Owner and Manager have executed and delivered this Agreement as of the date first above written.

AMREIT SSPF BERKELEY, LP

By:	AmREIT SSPF Berkeley GP, LLC, its general partner

	By:	PTC/BSQ Holding Company LLC, its managing member

	By:	AmREIT MIG III PTC/BSQ, LLC, its managing member

	By:	/s/ Chad C. Braun

	Name:	Chad C. Braun
	Title:	Vice President

AMREIT REALTY INVESTMENT CORPORATION

By:	/s/ Chad C. Braun

Name:	Chad C. Braun
Title:	Vice President